Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Quarterly Results

Third Quarter 2026 Highlights

▪
Net income of $25.1 million, up $1.4 million or 5.75% compared to the third quarter of 2025; resulting in basic earnings per common share of $37.21 and diluted earnings per common share of $36.75, up 8.34% compared to the third quarter of 2025;

▪	Achieved an annualized return on average assets of 1.75% and return on average equity of 14.74%;

▪	Basic earnings per common share of $144.68 over the trailing twelve months, up 10.20% from $131.29 over the trailing period a year ago and up 22.13% versus $118.46 for the same period two years ago;

▪	Tangible book value per common share increased 6.27% to $932.14 compared to $877.13 as of September 30, 2025;

▪	Net interest income of $58.3 million, up $2.9 million, or 5.25%, compared to the third quarter of 2025; net interest margin (tax equivalent basis) of 4.24%, up from 4.16% in the third quarter of 2025;

▪	Total loans and leases grew $136.0 million, or 3.77%, to $3.74 billion, and deposits grew $85.0 million, or 1.74%, to $5.0 billion as of September 30, 2026 compared to September 30, 2025;

▪
Capital position strengthened with a preliminary total risk-based capital ratio of 16.39%, common equity tier 1 ratio of 14.91%, tier 1 leverage ratio of 12.05% and a tangible common equity ratio of 11.45%;

▪
Credit quality remained resilient during the quarter with an allowance for credit losses on gross loans and leases of 2.06%; net charge offs for the quarter of $1.4 million, a provision for credit losses of $1.5 million and non-accrual loans and leases of $4.6 million at quarter-end.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported record third quarter net income of $25.1 million, up 5.75% from $23.7 million in the third quarter of 2025. Diluted earnings per common share was $36.75 for the third quarter, up 8.34% when compared with $33.92 per diluted common share for the third quarter of 2025. The annualized return on average assets was 1.75% and return on average equity was 14.74% for the third quarter of 2026. Tangible book value per common share increased to $932.14 at September 30, 2026, up 6.27% compared with $877.13 as of September 30, 2025.

Net income for the first nine months of 2026 was $73.9 million, up $4.1 million or 5.88% compared to $69.8 million in the same period a year ago. The annualized return on average assets was 1.71% and return on average equity was 14.75% for the first nine months of 2026.

Net income over the trailing twelve months was $97.7 million compared with $91.6 million for the same trailing period a year earlier. Diluted earnings per common share over the trailing twelve months totaled $142.77, up 9.13% compared with $130.83 for the same trailing period a year ago and up 20.52% compared with $118.46 for the same period two years ago. Basic earnings per common share over the trailing twelve months totaled $144.68, up 10.20% compared with $131.29 for the same trailing period a year ago and up 22.13% compared with $118.46 for the same period two years ago.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s financial performance in the third quarter of 2026 highlighted by another record quarter with net income of $25.1 million and a return on average assets of 1.75% and return on average equity of 14.74%. We achieved these impressive results while continuing to maintain a strong liquidity position and balance sheet at quarter-end with $172.0 million in cash, $1.5 billion in investment securities of which $862.5 million were available-for-sale, no borrowings and access to $2.1 billion in borrowing capacity. Capital levels continued to strengthen and were significantly above the regulatory thresholds for “well-capitalized” banks at quarter-end. We experienced solid loan growth of $40.5 million during the quarter compared to the second quarter of 2026 and loan growth of $136.0 million when compared to September 30, 2025. Deposits increased $85.0 million compared to September 30, 2025 as we continued our focus on growing deposits with both our longstanding established client relationships while developing new client relationships. We had no brokered deposits as of September 30, 2026 compared to $80 million as of June 30, 2026 and zero as of September 30, 2025. Overall credit quality remained resilient during the third quarter of 2026. Our Company remains in excellent financial condition at quarter-end and should be well positioned to navigate the challenges ahead as we have for the past 110 years.”

Earnings

Net interest income for the quarter ended September 30, 2026 was $58.3 million compared with $55.4 million in the same quarter in 2025 and $57.4 million in the second quarter of 2026. Net interest income for the nine months ended September 30, 2026 was $172.6 million, an increase of $10.2 million, or 6.25%, when compared with $162.4 million for the same period in 2025. The Company’s net interest margin (tax equivalent basis) increased to 4.23% for the nine months ended September 30, 2026 compared with 4.14% for the same period in 2025. Loan yields increased 4 basis points to 6.10%, and the cost of average total deposits decreased 5 basis points to 1.19% for the nine months ended September 30, 2026 compared to the same period in 2025. The primary driver for the increase in the net interest margin related to the 38 basis point increase in the yield on the investment securities portfolio to 3.72% during the nine months ended September 30, 2026, compared to 3.34% for the same period in 2025. In addition, the average balance of the investment securities portfolio increased $310.8 million for the nine months ended September 30, 2026, compared to the nine months ended September 30, 2025. Non-interest income was $6.3 million for the third quarter of 2026. Non-interest expense was $35.8 million for the quarter ended September 30, 2026, up $6.9 million from $28.9 million compared to the quarter ended September 30, 2025, primarily due to an increase in salaries and employee benefits, consulting and professional fees. As a result, the efficiency ratio for the third quarter of 2026 was 55.49%, up from 46.48% in the third quarter of 2025. Income tax expense was $2.2 million for the quarter ended September 30, 2026, down $6.8 million compared to the quarter ended September 30, 2025. This is primarily attributable to a $5.0 million benefit recognized during the third quarter of 2026 from the reversal of amounts associated with items previously treated as non-deductible for income tax purposes.

Balance Sheet

Total assets at quarter-end were $5.7 billion, up from $5.6 billion as of September 30, 2025. Total cash and cash equivalents were $172.0 million, down slightly from $172.6 million as of September 30, 2025. Total loans and leases outstanding were $3.7 billion, an increase of $136.0 million from September 30, 2025. As of September 30, 2026, the Company’s total investment securities portfolio was $1.5 billion, a decrease of $58.0 million from September 30, 2025. As of September 30, 2026 the portfolio was comprised of $862.5 million in available-for-sale securities and $684.3 million in held-to-maturity securities. Total deposits increased $85.0 million to $5.0 billion at September 30, 2026, compared to September 30, 2025. The Company’s loan to deposit ratio was 75.70% as of September 30, 2026, up from 74.16% as of September 30, 2025, as loan growth outpaced deposit growth.

Credit Quality

The Company’s credit quality remained solid during the third quarter of 2026 with a negligible delinquency ratio of 0.23% of gross loans and leases. Total special mention loans and substandard loans and leases were $12.3 million and $4.4 million as of September 30, 2026, compared to $26.4 million and $1.6 million as of September 30, 2025, respectively. Net charge-offs were $1.4 million or 0.04% of average loans and leases in the third quarter of 2026, compared to net charge-offs of $0.9 million or 0.03% of average loans and leases for the third quarter of 2025. The total allowance for credit losses on total loans and leases and unfunded commitments was $80.6 million as of September 30, 2026, compared to $79.7 million as of December 31, 2025. The allowance for credit losses on gross loans and leases was $77.3 million, or 2.06%, as of September 30, 2026, compared with $76.4 million, or 2.08%, as of December 31, 2025. A provision for credit losses of $1.5 million was recorded during the third quarter of 2026, compared to a $0.7 million provision during the third quarter of 2025. Provision for credit losses totaled $2.5 million for the first nine months of 2026 compared to $2.4 million in the first nine months of 2025.

Capital

The Company’s total shareholders’ equity as of September 30, 2026 was $663.1 million, down $15.9 million from June 30, 2026. Net income for the quarter of $25.1 million was offset by an increase in accumulated other comprehensive loss of $33.0 million due to an increase in unrealized losses on the investment securities portfolio as a result of rising interest rates during the quarter. In addition, the Company repurchased 4,714 shares of stock at a cost of $6.7 million and paid dividends of $3.6 million during the quarter. The Company has repurchased a total of 4,954 shares at a cost of $7.0 million for the nine months ended September 30, 2026 and, as of that date, had $23.4 million remaining under the existing stock repurchase program which expires on December 31, 2027.  The Company’s regulatory capital ratios continued to strengthen during the third quarter of 2026. At September 30, 2026, the Company’s preliminary total risk-based capital ratio was 16.39%, the common equity tier 1 capital ratio was 14.91% and the tier 1 leverage capital ratio was 12.05%, an increase from 15.29%, 13.81% and 11.00% as of December 31, 2025, respectively. At September 30, 2026, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized”. At September 30, 2026, the tangible common equity ratio was 11.45%, up from 11.26% as of September 30, 2025. Tangible book value per common share increased 6.27% to $932.14 compared to $877.13 as of September 30, 2025. The tangible book value per common share decreased from $963.82 as of June 30, 2026 due to an increase in accumulated other comprehensive loss as the changes in interest rates increased the unrealized losses on available-for-sale investment securities.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.7 billion in assets, and is consistently recognized as one of the nation’s safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 36 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 91 consecutive years and has increased dividends for 61 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 60 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increases.

In February 2026, F&M Bank was ranked 5th on Forbes Magazine’s list of “America’s Best Banks” for 2025 and was ranked 1st in California. In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of “America’s Best Banks” for 2023.

In July 2025, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #3 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2024. In July 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. In July 2023, the Bank was named by Bank Director’s Magazine as the #1 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence’s “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to their clients.

F&M Bank was ranked the 21st largest bank lender to agriculture in the United States as of June 30, 2026, by American Bankers Association. F&M Bank operates in the mid-Central Valley of California, including Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of “Outstanding” in their last Community Reinvestment Act (“CRA”) evaluation.

 Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. The methodology for determining these non-GAAP measures may differ among companies. This press release includes the following non-GAAP measures: Tangible common equity ratio and tangible book value per common share. Given that the use of these measures is prevalent among banking regulators, investors, and analysts, we disclose them in addition to the related GAAP measures of return on average equity and book value per common share. The reconciliations of these non-GAAP measurements to the GAAP measurements are presented in the following table for and as of the periods presented.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management’s current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding the Company’s financial condition, competitive positioning, and expectations regarding future performance and results. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by such forward-looking statements. Such risk factors include, among others: the effects of and changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board and their effects on inflation risk; financial and regulatory policies of the United States government; political and economic uncertainty, including any decline in global, domestic or local economic conditions or the stability of credit and financial markets and the impact of tariffs and the conflict in Iran and the Middle East; and other relevant risks detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. All such factors are difficult to predict and are beyond the Company’s ability to control or predict. There also may be additional risks that the Company does not presently know, or that the Company currently believes to be immaterial, that could also cause actual results to differ materially and adversely from those contained in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release or otherwise, except as may be required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS
	Three-Months Ended			Nine-Months Ended
(Dollars in thousands, except share and per share data)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Earnings and Profitability:
Interest income	$73,631	$72,478	$70,592	$217,819	$207,791
Interest expense	15,307	15,128	15,175	45,242	45,365
Net interest income	58,324	57,350	55,417	172,577	162,426
Provision for credit losses	1,500	500	700	2,500	2,400
Non-interest income	6,251	5,036	6,867	16,446	17,407
Non-interest expense	35,834	28,140	28,948	93,152	81,108
Income before taxes	27,241	33,746	32,636	93,371	96,325
Income tax expense	2,159	9,014	8,918	19,486	26,543
Net income	$25,082	$24,732	$23,718	$73,885	$69,782

Basic earnings per common share	$37.21	$36.77	$34.24	$109.90	$100.18
Diluted earnings per common share	$36.75	$36.39	$33.92	$108.03	$99.67
Weighted average shares outstanding - Basic	673,986	672,666	692,727	672,319	696,572
Weighted average shares outstanding - Diluted	682,425	679,560	699,211	683,953	700,128
Common shares outstanding	698,517	691,944	721,411	698,517	721,411
Return on average assets	1.75%	1.71%	1.70%	1.71%	1.68%
Return on average equity	14.74%	14.84%	15.10%	14.75%	15.28%
Yield on average loans and leases (tax equivalent)	6.11%	6.11%	6.05%	6.10%	6.06%
Investment securities yield	3.75%	3.72%	3.50%	3.72%	3.34%
Cost of average total deposits	1.20%	1.19%	1.22%	1.19%	1.24%
Net interest margin (tax equivalent)	4.24%	4.20%	4.16%	4.23%	4.14%
Effective tax rate	7.93%	26.71%	27.33%	20.87%	27.56%
Efficiency ratio	55.49%	45.11%	46.48%	49.28%	45.10%
Book value per common share (1)	$949.30	$981.32	$894.43	$949.30	$894.43
Tangible book value per common share (2)(b)	$932.14	$963.82	$877.13	$932.14	$877.13

Balance Sheet:
Total assets	$5,699,055	$5,835,459	$5,629,867	$5,699,055	$5,629,867
Cash and cash equivalents	171,970	278,641	172,567	171,970	172,567
of which held at Fed	110,617	186,009	102,120	110,617	102,120
Total investment securities	1,546,767	1,629,242	1,604,789	1,546,767	1,604,789
of which available-for-sale	862,460	932,778	870,161	862,460	870,161
of which held-to-maturity	684,307	696,464	734,628	684,307	734,628
Gross loans and leases	3,762,520	3,721,425	3,622,582	3,762,520	3,622,582
Loans and leases held for investment, net of unearned income	3,744,343	3,703,857	3,608,346	3,744,343	3,608,346
Allowance for credit losses - loans and leases	77,321	77,253	75,963	77,321	75,963
Total deposits	4,970,017	5,092,963	4,885,014	4,970,017	4,885,014
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total shareholders’ equity	$663,103	$679,017	$645,252	$663,103	$645,252

Loan-to-deposit ratio	75.70%	73.07%	74.16%	75.70%	74.16%
Percentage of checking deposits to total deposits	47.23%	48.89%	48.69%	47.23%	48.69%

Capital ratios (Bancorp) (a)
Common equity tier 1 capital to risk-weighted assets	14.91%	14.56%	14.26%	14.91%	14.26%
Tier 1 capital to risk-weighted assets	15.13%	14.78%	14.48%	15.13%	14.48%
Risk-based capital to risk-weighted assets	16.39%	16.04%	15.74%	16.39%	15.74%
Tier 1 leverage capital ratio	12.05%	11.68%	11.59%	12.05%	11.59%
Tangible common equity ratio (3)(b)	11.45%	11.45%	11.26%	11.45%	11.26%

(a) Capital information is preliminary for September 30, 2026
(b) Non-GAAP measurement

Non-GAAP measurement reconciliation:
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025

Shareholders’ equity	$663,103	$679,017	$645,252
Less: Intangible assets	11,984	12,105	12,478
Tangible common equity	$651,119	$666,912	$632,774

Total assets	$5,699,055	$5,835,459	$5,629,867
Less: Intangible assets	11,984	12,105	12,478
Tangible assets	$5,687,071	$5,823,354	$5,617,389

Tangible common equity ratio (3)	11.45%	11.45%	11.26%

(1)	Total common equity divided by common shares outstanding
(2)	Tangible common equity divided by common shares outstanding
(3)	Tangible common equity divided by tangible assets